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                             KMART CORPORATION
              (Name of registrant as specified in its charter)

                             KMART CORPORATION
                 (Name of Person(s) Filing Proxy Statement)

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          Dear Kmart Shareholder:

          At the Annual Meeting of Stockholders to be held on June 3rd, 1994 shareholders are being asked to vote for an important proposal concerning the company's specialty retail businesses--the Specialty Retail Stock Proposal.

          We believe that the Specialty Retail Stock Proposal and related proposals are in the best interest of Kmart and will maximize value for shareholders.

          Over the past year, the Kmart Board has conducted an extensive review of the company's specialty retailing subsidiaries. Among other things, Kmart has looked at each business to determine whether it should be sold or spun off. As a result of this review, the Board determined to divest PayLess Drug Stores and PACE Membership Warehouse and promptly did so.

          Certain stockholders have been calling for Kmart to also sell its interests in the remaining specialty businesses- -Borders and Walden (bookstores), Builders Square (home improvement), OfficeMax (office supplies) and The Sports Authority (sporting goods). The Board looked carefully at this alternative and determined that now is NOT the appropriate time to divest the remaining specialty retail businesses. We believe that these businesses have the potential for significant future growth and to sell them now would deny Kmart shareholders the benefit of this upside potential. Implementation of the Specialty Retail Stock Proposal, including the sale of specialty targeted stock representing 20% to 30% of the equity value of each business would, in the Board's judgment, provide the company with the most flexibility to realize the value of these businesses.

          The Board closely examined the possible sale of direct subsidiary stock as well as the sale of specialty targeted stock, and concluded that:

               * In addition to providing the cash infusion and independent market valuations that would be achieved by the sale of direct stock, the issuance of specialty targeted stock provides the significant tax, credit and governance benefits of continuing to operate as a consolidated entity.

               * Unlike a sale of direct stock, the sale of specialty targeted stock can be accomplished on a tax-free basis, resulting in significantly greater net proceeds available to the company.

               * There is no valid evidence that targeted stocks trade at substantial discounts to shares of stand-alone companies. There are over $30 billion of targeted stocks already in the marketplace, and these stocks have historically traded on the fundamentals of their underlying businesses.

               * The issuance of specialty targeted stock will provide flexibility with respect to the specialty businesses, including a possible future sale or spin-off of one or more of the businesses if that is appropriate.

               * Specialty targeted stock will provide direct incentives for employees in each specialty store business by linking incentives and compensation to the performance of that business.

          Neither Kmart management nor the Board is satisfied with the results of the Kmart discount store business over the last 15 months, or with the current price of Kmart stock. We are committed to taking strong action in implementing initiatives to improve the performance and results of Kmart's core business.

          Along with the aggressive U.S. Kmart modernization program, the Specialty Retail Stock Proposal is an important part of the overall Kmart strategy to realign its businesses and improve results. The Board of Directors strongly believes that the Specialty Retail Stock Proposal is in the best interest of Kmart and will maximize value for shareholders.

          We urge you to vote FOR the company's proposals, and thank you for your support.

                                        Sincerely,

                                        BOARD OF DIRECTORS
                                        KMART CORPORATION
                                        MAY 25, 1994

                    If you have questions or need assistance in voting your shares, please contact Georgeson & Co., the company's Information Agent, at 1-800-233-2064

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